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Exhibit 99.6

CONSENT OF JEAN-PIERRE COLLE AND JEAN-CHARLES DE LASTEYRIE,
INDEPENDENT APPRAISERS

        We hereby consent to (i) the inclusion of our reports, dated October 27, 2003, to the shareholders of Business Objects S.A. (the "Company") as Annexes to the Proxy Statement/Prospectus/Information Statement (the "Document") of the Company and Crystal Decisions, Inc., relating to the transaction contemplated by the Agreement and Plan of Merger, dated as of July 18, 2003, among the Company, Borg Merger Sub I, Inc., Borg Merger Sub II, Inc., Borg Merger Sub III, Inc., Seagate Software (Cayman) Holdings Corporation and Crystal Decisions, Inc., and (ii) all references to us in our capacity as independent appraisers (commissaires aux apports) in the section of the Document captioned "THE TRANSACTION—Independent Appraisers (Commissaires aux Apports)" which forms a part of the Company's Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ JEAN-PIERRE COLLE Jean-Pierre COLLE	/s/ JEAN-CHARLES DE LASTEYRIE Jean-Charles de LASTEYRIE

Paris
October 28, 2003

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  Exhibit 99.6
CONSENT OF JEAN-PIERRE COLLE AND JEAN-CHARLES DE LASTEYRIE, INDEPENDENT APPRAISERS